MISSISSIPPI GAMING CORPORATION

SECURED PROMISSORY NOTE

Amount: $250,000.00                                   Issue Date: August 25, 2016

Mississippi Gaming Corporation, a Delaware corporation (the “Company”), for value received, hereby promises to pay to Gregory A. Harrison (the "Holder"), the principal amount of $90,000 with interest at fourteen percent (14%) per annum, with interest accruing effective August 1, 2016.

Mississippi Gaming Corporation, a Delaware corporation (the “Company”), for value received, also hereby promises to pay to the following seven lenders (Holders) the aggregate principal amount of $47,500 as follows: Gregory A. Harrison ($10,000), Deborah A. Vitale ($7,500), John St. Peter and Marilyn C. St. Peter ($7,500), Pamela Jo Stevens and Carl D. Stevens ($10,000), Wendie L. Wachtel ($5,000), Bonnie K. Wachtel ($2,500), and Elliott C. Lepler & Marcia L. Lepler, Trustees FBO The Lepler Family Trust UA DEC 26, 2000 ($5,000), with interest at eight per cent (8%) per annum, with interest accruing effective 2016. A full year of interest will accrue and be payable for any calendar year in which any portion of the principal or interest remains unpaid with respect to the $47,500 principal of this Note. Gregory A. Harrison will serve as Lien Agent for the seven Holders with respect to the $47,500 principal and interest due thereon. In the event of his death or incapacity, John St. Peter will serve as Lien Agent for the seven Holders with respect to the $47,500 principal and interest due thereon.

This Note is being issued to secure amounts advanced by the foregoing lenders to Diamondhead Casino Corporation in 2016, to pay taxes due on Mississippi Gaming Corporation's Diamondhead, Mississippi  property and for auditing, accounting, and other expenses incurred by Diamondhead Casino Corporation for the benefit of Mississippi Gaming Corporation. This Note is also being issued to secure interest payments due on amounts advanced by the foregoing lenders.

ARTICLE 1

DEFINITIONS

SECTION 1.1.  Definitions. The terms defined in this Article whenever used in this Note shall have the respective meanings hereinafter specified.

“Applicable Laws” means any and all applicable foreign, federal, state and local statutes, laws, regulations, ordinances, policies, and rules or common law (whether now existing or hereafter enacted or promulgated), of any and all governmental authorities, agencies, departments, commissions, boards, courts, or instrumentalities of the United States, any state of the United States, any other nation, or any political subdivision of the United States, any state of the United States or any other nation, and all applicable judicial and administrative, regulatory or judicial decrees, judgments and orders, including common law rules and determinations.

“Deed of Trust” means that certain Deed of Trust for the benefit of the Holders securing the Property and made to secure the obligations hereunder and thereunder.

 “Event of Default” shall have the meaning set forth in Section 5.1.

 “Final Maturity Date” means the fourth year anniversary of the Issue Date of this Note, which date may be extended with the written consent of the Holder or Holders, which consent may be withheld for any reason or no reason whatsoever.

 “Holder” or “Holders” means the person named above or any Person who shall thereafter become a record holder of this Note as provided in Article 2 hereof.

  “Issue Date” means the issue date of this Note as stated above.

   “Note” means this Promissory Note as amended, modified or restated.

 “Property” means the real property known as 7051 Interstate 10, Diamondhead, Mississippi.

   “Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization or any government, governmental department or agency or political subdivision thereof.

ARTICLE 2

MATURITY; INTEREST PAYMENTS; SECURITY

 SECTION 2.1. Final Maturity. On the Final Maturity Date, the Company shall retire this Note by paying to the Holder in cash an amount equal to the principal amount due under the Note reduced by any principal payments made on the Note.

 SECTION 2.2. Interest Payments. On the Final Maturity Date, the Company shall retire this Note by paying to the Holder in cash an amount equal to the interest due under the Note reduced by any interest payments made on the Note.

SECTION 2.3. Security. The Company is securing its obligations to pay the principal of this Note and interest due thereon by executing and recording a Deed of Trust. In the event of a conflict between the provisions of the Deed of Trust and this Note, the provisions of the Deed of Trust shall govern.

 SECTION 2.4. Loss, Theft. Destruction of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount dated as of the date hereof. This Note shall be held and owned upon the express condition that the provisions of this Section 2.4 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Note and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without their surrender.

 SECTION 2.5. Who Deemed Absolute Owner. The Company shall deem the Person or Persons in whose name the Note shall be registered in the Notes and Debenture Register of the Company to be, and shall treat such Person or Persons as, the absolute owner of the Note (whether or not the Note shall be overdue) for the purpose of receiving payment of or on account of the principal of the Note and for all other purposes, and the Company shall not be required to give effect to any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability upon the Note to the extent of the sum or sums so paid. This Note shall be registered in the Notes and Debenture Register under the Holder's name.

 SECTION 2.6.  Prepayment.  This Note may be prepaid in whole or in part and is expected to be paid prior to its maturity date.

ARTICLE 3

STATUS; RESTRICTIONS ON TRANSFER

 SECTION 3.1. Status of Note. This Note is a direct, general and unconditional obligation of the Company, and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

SECTION 3.2.  Restrictions on Transferability.  This Note may not be transferred, assigned, pledged, or hypothecated.

ARTICLE 4

COVENANTS

 In addition to the other covenants and agreements of the Company set forth in this Note, the Company covenants and agrees that so long as this Note shall be outstanding:

 SECTION 4.1. Payment of Note. The Company will punctually, according to the terms hereof, (a) pay or cause to be paid all amounts due under this Note.

 SECTION 4.2. Notice of Default.  If any one or more events occur which constitute or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default or if the Holder shall demand payment or take any other action permitted upon the occurrence of any such Event of Default, the Company will forthwith give notice to the Holder, specifying the nature and status of the Event of Default or other event or of such demand or action, as the case may be.

SECTION 4.4.  Compliance with Laws.  The Company will comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

ARTICLE 5

REMEDIES

 SECTION 5.1. Events of Default.  “Event of Default” wherever used herein means any one of the following events:

(a) Default in the due and punctual payment of the principal of, or any other amount owing in respect of this Note when and as the same shall become due and payable;

(c) Default in the performance or observance of any covenant or agreement of the Company in this Note (other than a covenant or agreement a default in the performance of which is specifically provided for elsewhere in this Section), and the continuance of such default for a period of thirty (30) days after there has been given to the Company by the Holder a written notice specifying such default and requiring it to be remedied;

(d) The entry of a decree or order by a court having jurisdiction adjudging the Company as bankrupt or insolvent; or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 calendar days;

(e) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors;

(f) the Company seeks the appointment of a statutory manager or proposes in writing or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or any group or class thereof or files a petition for suspension of payments or other relief of debtors or a moratorium or statutory management is agreed or declared in respect of or affecting all or any material part of the indebtedness of the Company, or (ii) the Company ceases or threatens in writing to cease to carry on all or any material part of the business, if any, carried on by the Company and as a result of such cessation or threat of cessation, the Company will not be able to perform or comply with its payment obligations under this Note; or

(g) It becomes unlawful for the Company to perform or comply with its obligations under this Note.

 SECTION 5.2. Effects of Default. If an Event of Default occurs and is continuing, then and in every such case the Holder may declare the Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration, the Company shall pay to the Holder the outstanding principal amount of the Note.

 SECTION 5.3. Remedies Not Waived. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder.

ARTICLE 6

MISCELLANEOUS

 SECTION 6.1. Register. The Company shall keep at its principal office a register in which the Company shall provide for the registration of this Note.

SECTION 6.2. Withholding. To the extent required by applicable law, the Company may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Company from any payments made pursuant to this Note.

 SECTION 6.3. Notice. Where this Note provides for notice of any event, such notice shall be given (unless otherwise herein expressly provided) in writing and either (i) delivered personally, (ii) sent by certified, registered or express mail, postage prepaid or (iii) sent by facsimile or other electronic transmission, and shall be deemed given when so delivered personally, sent by facsimile or other electronic transmission (confirmed in writing) or mailed. Notices shall be addressed, if to Holder, to the address of Holder appearing in the Note register referred to in Section 6.1 or, if to the Company, to its principal office. However, to the extent any notice required pursuant to this Note is also furnished to stockholders of the Company, the Company will furnish to Holder all such notices and materials as and when and in the same manner in which such notices and materials are furnished to its stockholders.

SECTION 6.4 Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).

SECTION 6.5  Forum.  The Holder and the Company hereby agree that any dispute which may arise out of this Note shall be adjudicated before a court of competent jurisdiction in the State of Delaware and they hereby submit to the exclusive jurisdiction of the courts of the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, with respect to any action or legal proceeding commenced by either of them and hereby irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum.

 SECTION 6.6. Headings. The headings of the Articles and Sections of this Note are inserted for convenience only and do not constitute a part of this Note.

 SECTION 6.7 Amendments. Any provision of this Note may be amended, modified or waived if and only if the Holder of this Note has consented in writing to such amendment, modification or waiver of any such provision of this Note.

 SECTION 6.8. No Recourse Against Others. The obligations of the Company under this Note are solely obligations of the Company and no officer, director, employee or stockholder shall be liable for any failure by the Company to pay amounts on this Note when due or perform any other obligation.

 IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized representative effective on the date hereinabove written.

MISSISSIPPI GAMING CORPORATION

By: /s/ Deborah A. Vitale
Deborah A. Vitale
President

By: /s/ Benjamin Harrell
Title: Vice president